TBS INTERNATIONAL PLC & SUBSIDIARIES                     EXHIBIT 10.2

TBS INTERNATIONAL
AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

FORM OF BONUS SHARE AWARD AGREEMENT

BONUS SHARE AWARD AGREEMENT (this “Agreement”) dated as of [DATE] (the “Issue Date”) between TBS INTERNATIONAL PLC (the “Company”), and [PARTICIPANT] (the “Participant”).  Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan (as defined below).

WHEREAS, pursuant to the Amended and Restated 2005 Equity Incentive Plan (the “Plan”), the Committee designated under the Plan, desires to issue to the Participant an award of bonus shares of Class A Ordinary Shares, par value U.S. $0.01 per share, of the Company (the “Shares”); and

WHEREAS, the Participant desires to accept such bonus share award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the Company and the Participant, intending to be legally bound, hereby agree as follows:

1.           Definitions.  Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2           Issue of Bonus Shares.  On the Issue Date, the Company hereby issues to Participant an Award of ____________ Shares (the “Award”) in accordance with Section 9 of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time).  By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).

3.           Vesting.  Participant’s rights in and to the Shares subject to the Award shall be fully vested as of the Issue Date.

4.           Status of Participant.  From and after the Issue Date, Participant will have all rights of a shareholder of the Company with respect to the Shares subject to the Award.

5.           Withholding and Disposition of Shares.

(a)           Generally.  Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award.  The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the issuance or vesting of the Award or the subsequent withholding and/or sale of Shares issuable pursuant to the Award.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b)           Payment of Withholding Taxes.  Prior to any event in connection with the Award (e.g., issue/vesting of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), the amount of the Tax Withholding Obligation shall be satisfied as set forth in this Section 5(b) and the Participant agrees to the provisions of this Section 5(b) as a condition of receiving any financial benefit or gain from the Award.  Participant’s receipt of this Award and/or any financial benefit or gain from this Award constitutes Participant’s instruction and authorization, at or about the time the Award is issued, for the Company to use Net Settlement to withhold from the Award the number of Shares that the Company determines is sufficient to satisfy the Participant’s Tax Withholding Obligation (with any fractional share resulting from Net Settlement being rounded down to the nearest whole number). The Participant renounces all rights to such withheld Shares and agrees that the Company may issue and dispose of such withheld Shares in such manner and at such prices and times and to such other persons as it may determine without any obligation to account to the Participant for the proceeds of such issue and/or disposal.

6.           Committee Authority.  Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion.  All decisions by the Committee shall be final and binding.

7.           Application of the Plan.  The terms of this Agreement are governed by the terms of the Plan, as it exists on the date hereof and as the Plan is amended from time to time.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein.  As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.

8.           No Right to Continued Employment.  Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Participant any right to continued employment with the Company or any of its subsidiaries or affiliates, or interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant’s employment or other service relationship for any reason at any time.

9.           Further Assurances.  Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.

10.           Entire Agreement.  This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.

11.           Binding on Transferees.  The provisions of the Plan and this Agreement will inure to the benefit of, and be binding on, the Company and its transferees and assigns and the Participant and Participant’s executor, administrator and permitted transferees and beneficiaries, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

12.           Securities Law Compliance.  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers.  Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such shares.

13.           Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of Delaware without giving effect to the conflicts of laws provisions thereof.

[signature page follows]

The parties hereto have executed this Agreement as of the date first above written.

PARTICIPANT Name: ___________________ Printed Name: [PARTICIPANT]	TBS INTERNATIONAL PLC By: Name: Title: